EXHIBIT 10.4

               LETTER AGREEMENT AMONG DOLPHIN ENERGY CORPORATION,
                 HARBOR PETROLEUM, LLC AND FLORIDA ENERGY, INC.
                              DATED MARCH 6, 2003




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                           DOLPHIN ENERGY CORPORATION
                             1155 BRICKELL BAY DRIVE
                                   SUITE 1708
                              MIAMI, FLORIDA 33131



                                               March 6, 2003




Harbor Petroleum, LLC                          Florida Energy, Inc.
602 South Harbor Court                         602 South Harbor Court
Granbury, TX  76048                            Granbury, Texas 76048

Attention:  Cecil D. Gritz, Manager            Attention: Stephen E. Bruner,
                                               President

Dear Sirs:

This letter will confirm and reduce to writing our common understanding with respect to amounts advanced by and on behalf of Dolphin Energy Corporation, a Nevada corporation ("Dolphin") to Harbor Petroleum, LLC, a Texas limited liability company ("Harbor") and/or Florida Energy, Inc., a Florida corporation ("Florida") and will constitute an ongoing agreement (the "Agreement") by, between and among the parties hereto.

In this connection, Dolphin, Harbor and Florida, in consideration of the mutual covenants and premises set forth below, agree and each agrees:

     1. ADVANCES. From May 31, 2002 through November 30, 2002, Harbor has received advances in accordance with Exhibit "A" hereto on behalf of Dolphin for the purpose of acquiring oil, gas and mineral leases in Rusk and Nacogdoches Counties in the State of Texas. Through the date hereof, Harbor has continued to take leases as above and continues to receive advances from Dolphin. The advances are intended to cover all of the acquisition costs of the oil, gas and/or mineral interests acquired, including Harbor's out-of-pocket expenses and including any costs related to title searches, recordation, additional land work, geology and engineering. Further, Florida has taken certain leases in Nacogdoches County on behalf of Dolphin.

     2. LEASES. Although all of the oil, gas and mineral leases acquired in Rusk and Nacogdoches Counties through the date hereof by Harbor and Florida are held in the name of Harbor or Florida, such leases are held as such on behalf of Dolphin, and it is understood that neither Harbor nor Florida has any equitable interests in


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         such leases. Further, within fifteen (15) days of any request from
         Dolphin, Harbor and/or Florida will cause any and/or all such leases to be assigned directly to Dolphin or its nominee.

     3. TERM. Except as otherwise herein provided, this Agreement shall be deemed to be effective with respect to acquisitions of leases as of May 31, 2002 and shall continue in full force and effect for a term of one
         (1) year from the date hereof, provided that by common consent the parties may extend the term of this Agreement from year to year thereafter and provided that either party may terminate this Agreement at any time by providing prior written notice to the other of no fewer than thirty (30) days

     4 SCOPE OF TERMINATION. For a period of five (5) years after this Agreement terminates, all of the provisions of this Agreement shall continue in effect and remain applicable to those leases and mineral interests acquired by the parties during the term of this Agreement.

     5. PARTICIPATION; BENEFICIAL INTEREST. Except as otherwise herein provided, the parties shall participate in the ownership of all geological and geophysical information acquired as a result of operations conducted hereunder, and Dolphin shall have ownership of all working interests acquired under any lease or other mineral interest hereunder, provided that there shall be a two percent (2%) overriding royalty interest ("ORRI") reserved under any such lease or mineral interest, with one half (1/2) of such ORRI being reserved in the name of Harbor and the other one half (1/2) being reserved in the name of Florida. In addition, within fifteen days (15) of the date hereof, Florida shall designate 400 contiguous acres (the "Designated Acreage") of the leased acreage in the prospect area of Nacogdoches County known as "Cushing," and Florida shall be entitled to a one thirty-second ORRI on the Designated Acreage which amount shall be reserved in the name of Florida rather than the one percent (1%) ORRI which shall be applicable to the other leased acreage hereunder.

     6. BONUS TO FLORIDA. In recognition of the fact that Florida first identified the lease play in Rusk and Nacogdoches Counties and in further consideration hereof, Dolphin agrees to pay Florida a bonus of $50,000.00 which shall be satisfied by Dolphin's giving Florida a promissory note in the principal amount of $50,000.00 payable in full one year and one day from the date of Florida's acceptance hereof and bearing interest at an annual rate of seven and one-half percent (7 1/2%).

     7. INITIAL OPERATOR. Harbor shall be operator for and shall have full control of all operations conducted under the provisions of this Agreement; provided, however, that, if and when the leases hereunder are assigned to Dolphin or its nominee, Dolphin or such nominee will have the right to be named operator. Operator shall conduct all such operations in a good and workmanlike manner, but it shall have no liability as operator to the nonoperator for losses sustained or liabilities incurred, except as may result from its gross negligence or willful misconduct.


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     8.  ACQUISITIONS. Should Harbor identify an oil, gas or mineral lease or any mineral interest covering all or any portion of lands located in Rusk or Nacogdoches Counties, Harbor shall notify Dolphin of such potential acquisition, specifying the price to be paid therefor and the other conditions of such acquisition. Dolphin shall have the right and option to acquire all of the working interest in such acquisition by notifying Harbor within thirty (30) days from the date of receipt of said notice, of its election to participate in the acquisition. If Dolphin elects to participate in an acquisition, Dolphin shall pay Harbor the acquisition costs as set forth above and shall take the acquisition, without warranty of title and free of additional burdens imposed thereon by the original acquiring party, other than those set forth in paragraph 5 above..

     9. ACQUISITION AND OPERATING COSTS. Except as otherwise specifically provided in this Agreement, all costs of any acquisition hereunder and all costs, charges and expenses of operations conducted hereunder shall be charged to and borne by Dolphin.

     10. ACCOUNTING INFORMATION AND REPORTS. If possible prior to and, in any event, as soon as practicable after Harbor incurs any acquisition or other chargeable costs, Harbor shall provide Dolphin with an accounting of such expenditures, including the amount and purpose thereof. In addition, Harbor shall promptly furnish to Dolphin all data and information acquired in operations hereunder, and Harbor shall consult freely with Dolphin and keep it informed of all important matters. Harbor shall make all reports to governmental agencies required in connection with the conduct of operations hereunder.

     11. MAINTENANCE OF LEASES. Harbor shall make a good faith effort to pay all rentals due or payable under the terms of leases acquired by it pursuant to this Agreement, but the burden of all such payments shall be borne by Dolphin. If possible, Harbor shall notify Dolphin of the dates upon which rentals are due under leases acquired hereunder by the parties at least seventy-five (75) days prior to such due dates.

     12. CONFIDENTIALITY. Unless otherwise specifically provided for herein, all maps, reports, interpretations, records, data and information pertaining to the leases acquired hereunder and obtained or shared by the parties pursuant to the provisions hereof, shall be and remain held strictly confidential by the parties hereto, their successors, assigns, agents, employees and contractors engaged in the performance of any work hereunder, during the entire term of this Agreement, and shall not be disclosed to any other person or entity, unless such disclosure is required by applicable law.

     13. RELATIONSHIP OF PARTIES. Harbor and Florida have acquired, and Harbor is acquiring the leases hereunder for and on behalf of Dolphin. However, the duties,


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         obligations and liabilities of the parties hereto are intended to be several and not joint or collective. This Agreement is not intended to create, and shall not be construed to create, any association or trust, or to impose a partnership duty, obligation, or liability with regard to any one or more of the parties hereto. Each party hereto shall be individually responsible for its own obligations as herein provided. This Agreement is not intended to provide, and shall not be construed to provide, directly on indirectly, for any joint refining or marketing of oil, gas or other minerals.

     14. NOTICES. Each party's proper address for notices shall be the addresses given above until such party specifies another address by written notice to the other party.

     15. SUCCESSORS AND ASSIGNS. This Agreement shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns, and shall constitute a covenant running with the lands, leases and interest covered hereby.

     16. COUNTERPARTS; FACSIMILES. This Agreement may be executed by signing the original or a counterpart thereof. If this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if all parties had signed the same instrument. This agreement may also be executed by signing and returning by facsimile a copy hereof, and such facsimile copy shall have the same force as signed original counterpart.

     17. FURTHER COOPERATION ON SUBSEQUENT DOCUMENTS. Dolphin and Harbor agree to cooperate at all times from and after the date hereof with respect to the supplying of any information requested by the other regarding any of the matters described herein and each agrees to execute such further bills of sale, assignments, releases or other documents as may be reasonably requested for the purpose of giving effect to, evidencing or giving notice of the transactions described herein. Specifically, it is anticipated that there will be assignments of the oil, gas and mineral leases or other mineral interests from Harbor and Florida Energy, Inc. into Dolphin and that Dolphin and Harbor may enter into a joint operating agreement or agreements.

     18. MODIFICATION AND WAIVER. No supplement, modification, waiver or termination of this Agreement or any provisions hereof shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.


     19. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.


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If the foregoing correctly states your understanding of our Agreement, please sign and return one copy hereof to the undersigned.

                                        Very truly yours,

                                        Dolphin Energy Corporation


                                        By   /s/ MARC E. BRUNER
                                           ----------------------------------
                                           Marc E. Bruner
                                        Title: President



AGREED AND ACCEPTED                     AGREED AND ACCEPTED

Harbor Petroleum, LLC                   Florida Energy, Inc.

By   /s/ CECIL D. GRITZ                 By   /s/ STEPHEN E. BRUNER
   --------------------------              ----------------------------------
   Cecil D. Gritz                          Stephen E. Bruner
Title:  Manager                         Title:  President
Date:  3/6/03                           Date:   3/7/03
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